Filed Pursuant to Rule 424(b)(3)

Registration No. 333-136673

Prospectus Supplement to Prospectus dated September 27, 2006

Satcon Technology Corporation

23,091,982 Shares of Common Stock

This prospectus supplement updates the prospectus dated September 27, 2006 relating to the offer for sale of up to an aggregate of 23,091,982 shares of common stock of Satcon Technology Corporation by the selling stockholders identified in the prospectus and this prospectus supplement, and any of their pledgees, donees, transferees or other successors in interest.

We are providing this prospectus supplement to update the table in the prospectus under the caption “Selling Stockholders” to reflect a transfer of a warrant to purchase 218,182 shares of common stock from Warrant Strategies Fund, LLC to JMM Trading LP (nominee: RBC Dominion Securities Inc ITF JMM Trading LP).  The amounts set forth below are based upon information provided to us by the selling stockholder (or their representatives), or on our records, and are accurate to the best of our knowledge.  Unless we indicate otherwise, the information in this prospectus supplement is as of April 26, 2010.

	Number of Shares
	of Common Stock			Number of Shares of Common
	Beneficially	Number of Shares		Stock to be Beneficially Owned
	Owned as of	of Common Stock		After Offering (2)
Name of Selling Stockholder	05/29/08 (1)	Being Offered		Number	Percentage (3)

Warrant Strategies Fund, LLC	N/A	0		N/A	N/A
JMM Trading LP (nominee: RBC Dominion Securities Inc ITF JMM Trading LP) (4)	218,182	218,182	(5)	0	*

*                            Less than 1%.

(1)                     Includes shares issuable upon exercise of warrants that are exercisable within 60 days of April 26, 2010.

(2)                     We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by the prospectus or this prospectus supplement. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by the prospectus or this prospectus supplement will be held by the selling stockholders.

(3)                     For each selling stockholder, this number represents the percentage of common stock to be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of April 26, 2010 (71,271,385 shares) and assuming (i) exercise of any warrants that are exercisable within 60 days of April 26, 2010 owned by such selling stockholder and (ii) none of the warrants held by other persons have been exercised.

(4)                     Glenn Hunt and Richard Hennig have voting and investment power over securities held by JMM Trading LP.

(5)                     Represents shares of common stock issuable upon exercise of placement agent warrants issued in connection with our private placement of $12.0 million aggregate principal amount of senior secured convertible notes in July 2006. These warrants have an exercise price of $1.87 per share and may be exercised at any time through July 19, 2011.

This prospectus supplement is not complete without the prospectus dated September 27, 2006, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

The date of this prospectus supplement is May 3, 2010.